CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
5.00% Senior Notes Due 2021	$300,000,000	99.494%	$298,482,000	$34,830.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171843

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 25, 2011)

$300,000,000

Family Dollar Stores, Inc.

5.00% SENIOR NOTES DUE FEBRUARY 1, 2021

We are offering $300,000,000 aggregate principal amount of 5.00% senior notes due February 1, 2021 (the “Notes”). Interest on the Notes will be payable in cash semi-annually in arrears on February 1 and August 1 of each year, beginning August 1, 2011.

The Notes will be our senior unsecured obligations and will rank equally with any of our current and future senior unsecured indebtedness. We may redeem the Notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement.

The Notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended August 28, 2010, which is incorporated by reference into this prospectus supplement.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Company (before expenses)

Per Note	99.494%	0.65%	98.844%
Total	$298,482,000	$1,950,000	$296,532,000

(1)	Plus accrued interest, if any, from January 28, 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes on or about January 28, 2011 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

BB&T Capital Markets	US Bancorp

Junior Co-Managers

Fifth Third Securities, Inc.	Morgan Keegan

The date of this Prospectus Supplement is January 25, 2011

Prospectus Supplement

Prospectus

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the debt securities described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

See “Risk Factors” beginning on page S-11 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended August 28, 2010 for a description of certain factors you should consider carefully before deciding to invest in the Notes. None of us, the underwriters or any of our or their respective representatives is making any representation to you regarding the legality of an investment by you under applicable legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the Notes.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts: (1) this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and describes the specific terms of this offering, and (2) the accompanying prospectus, which provides general information, some of which may not apply to the Notes. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

At various places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the document for additional information by indicating the caption headings of the other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the Table of Contents on the preceding page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC,” under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, as amended, or the “Securities Act.” As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Financial and other information can also be accessed through our website at www.familydollar.com, where we make available, free of charge, copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus supplement.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Corporate Secretary

Family Dollar Stores, Inc.

P.O. Box 1017

Charlotte, NC 28201-1401

(704) 849-7427

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus supplement are forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address, among other things, our plans, activities or events which we expect will or may occur in the future and may include express or implied projections of revenue or expenditures; statements of plans and objectives for future operations, growth or initiatives; statements of future economic performance, including, but not limited to, investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases; or statements regarding the outcome or impact of pending or threatened litigation. These forward-looking statements may be identified by the use of the words “believe,” “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and other similar terms and expressions. Various risks, uncertainties and other factors may cause our actual results to differ materially from those expressed or implied in any forward-looking statements. Factors, uncertainties and risks that may result in actual results differing from such forward-looking information include, but are not limited to, those discussed throughout this prospectus supplement, or in other filings or statements made by us. All of the forward-looking statements in this prospectus supplement and other documents or statements are qualified by these and other factors, risks and uncertainties.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including, without limitation, those stated in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended August 28, 2010, which is incorporated by reference into this prospectus supplement.

You should not place undue reliance on the forward-looking statements included in this prospectus supplement. We assume no obligation to update any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our other reports and documents filed with the SEC.

INCORPORATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus supplement or in any document incorporated by reference in this prospectus supplement, will automatically update and supersede the information originally included in this prospectus supplement or any document incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended August 28, 2010, filed with the SEC on October 26, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010, filed with the SEC on January 5, 2011; and

•	our Current Reports on Form 8-K dated September 10, 2010, September 29, 2010 (other than Item 2.02), October 6, 2010, October 15, 2010, November 17, 2010, and January 25, 2011.

All documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus supplement. We will not incorporate by reference into this prospectus supplement any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus supplement, unless and only to the extent specified in that report.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement, as further described above under “Incorporation by Reference.” This summary may not contain all the information that you should consider before investing in the Notes. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.

Our Business

General

Family Dollar Stores, Inc. and its subsidiaries (for the purposes of this section only, “we” or “Family Dollar”) operate a chain of more than 6,800 general merchandise retail discount stores in 44 states, providing primarily low- to middle-income consumers with a selection of competitively priced merchandise in convenient neighborhood stores. Our merchandise assortment includes consumables, home products, apparel and accessories, and seasonal and electronics. We sell merchandise at prices that generally range from less than $1 to $10.

We opened our first Family Dollar store in Charlotte, North Carolina, in 1959. In subsequent years, we opened additional stores and organized separate corporations to operate these stores. Family Dollar Stores, Inc. was incorporated in Delaware in 1969, and all then-existing corporate entities became its wholly owned subsidiaries.

Overview of Business Operations

Our Mission and Vision

Our mission is to provide customers with a compelling place to shop, our team members with a compelling place to work, and investors with a compelling place to invest. Our vision is to be the best small-format convenience and value retailer serving the needs of families in our neighborhoods.

Our Customers

We serve the basic needs of customers primarily in the low- and middle-income brackets. Typically, our customer is a female head-of-household. According to Nielsen’s 2010 Homescan® data, approximately 55% of our customers had an annual gross income of less than $40,000 and approximately 24% had an annual gross income of less than $20,000. Approximately 34% of our customers were African-American or Hispanic, and approximately 68% of our customers were age 45 or older.

Our Stores

A Family Dollar store is typically between 7,500 and 9,500 square feet and generally serves customers who live within five miles of the store. Our stores are located in urban, suburban, small town and rural markets. The relatively small size of a Family Dollar store allows us to select store locations that provide neighborhood convenience to our customers in each of these market areas. Family Dollar stores are generally open seven days a week and accept cash, checks, debit cards, credit cards and other electronic payment types, including food stamps.

Our Merchandise

We provide customers with quality merchandise at everyday low prices. We offer a focused assortment of merchandise in a number of core categories, such as health and beauty aids, packaged food and refrigerated products, home cleaning supplies, housewares, stationery, seasonal goods, apparel and home fashions. Our stores operate on a self-service basis, and our low overhead enables us to sell merchandise at a relatively moderate markup. In the typical Family Dollar store, the majority of the products are priced at $10 or less, with many of the products priced at $1 or less. In fiscal 2010, the average customer transaction was $9.91.

Current Strategic Initiatives

We believe that balancing initiatives targeted to deliver short-term financial results with investments that may require longer-term development will help us weather difficult macro-environments and enable us to achieve our long-term financial goals.

Several years ago, we began to slow new store growth to focus more on improving returns in existing stores and the chain overall. Since then, we have completed an end-to-end re-engineering of our merchandising and supply chain processes, enhanced the performance of our store teams, refreshed our store technology platform, and created a store layout for new stores that is more convenient and easier to shop. As a result of these investments, we upgraded our operational capabilities, increased profitability, gained productivity and expanded our financial returns. More importantly, these investments provide us with a strong foundation to accelerate revenue growth going forward.

Building on the improvements we have made over the past several years, we plan to continue to strengthen our value and convenience proposition in fiscal 2011. In addition, we plan to re-accelerate our new store growth while also launching a comprehensive store renovation program.

Our new store performance has improved significantly in the last several years as a result of the utilization of stronger site selection tools as well as enhancements driven by our strategic initiatives. Our operational improvements, combined with softening real estate markets and a growing customer base, have resulted in additional opportunities for new store growth. During fiscal 2011, we plan to open approximately 300 new stores, a 50% increase over fiscal 2010 openings. We also expect to build the pipeline for further acceleration of our new store growth over the next two to three years.

Leveraging our concept renewal efforts, enhanced merchandising and supply chain capabilities, a refreshed store technology platform, and a better trained and more productive workforce, we are initiating a comprehensive renovation program intended to re-energize the Family Dollar brand. By the end of fiscal 2011, we expect to have renovated approximately 800 stores at a projected cost of $100,000 to $130,000 per store. The renovations will address both the interior and exterior condition of the stores, will create more customer-focused assortments and layouts, and will support more customer-centric teams.

While we are making significant investments to drive revenue growth, we also continue to pursue opportunities to further enhance our profitability and financial returns. Key areas of focus will include the continued expansion of our private brand programs and the continued development of our global sourcing capabilities, as well as our ongoing efforts to improve operational productivity.

In fiscal 2010, we launched or refreshed several Family Dollar brands, increasing sales of private brand merchandise from 19% of net sales in fiscal 2009 to 22% of net sales in fiscal 2010. In fiscal 2011, we plan to continue to enhance and develop our private brand programs with an increased focus on consumable categories, and we plan to leverage our enhanced marketing capabilities to drive greater brand awareness and strengthen our overall quality perception.

Our efforts to expand our global sourcing capabilities will also support our private brand goals. Since launching our global sourcing effort, we have improved the quality of our private brands through the establishment of standardized product specifications and more rigorous testing protocols. We believe that we have additional opportunity to manage our costs better through the diversification of our supplier network, and we have recently established a local presence in China.

Over the last several years, we have stabilized our workforce, significantly increased our store-level training and raised our performance expectations. As a result, we have improved both our execution for the customer and our workforce productivity. To help us drive further improvements, we are introducing new technological tools and processes to improve workflow management and leverage our labor hours more effectively.

Our principal and administrative offices are located at 10401 Monroe Road, Matthews, NC 28105, and our telephone number at that location is (704) 847-6961.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the Notes.

Issuer	Family Dollar Stores, Inc. (the “Company”).

Securities offered	$300,000,000 aggregate principal amount of 5.00% Senior Notes due February 1, 2021. The Notes will be issued under an indenture dated as of the date on which the Notes are originally issued, as supplemented by a supplemental indenture dated as of the date on which the Notes are originally issued.

Offering price	99.494%.

Form and Denomination	The Notes will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity date	February 1, 2021.

Interest	5.00% payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2011.

Ranking	The Notes will be unsecured senior obligations of the Company, will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of November 27, 2010, we had no secured indebtedness and $250 million of unsecured indebtedness.

Optional Redemption	At our option, we may redeem some or all of the Notes, at any time or from time to time at the redemption price determined as described in this prospectus supplement plus accrued and unpaid interest. The redemption price and procedure are described under “Description of the Notes—Optional Redemption.”

Change of Control	If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Offer to Purchase upon Change of Control Triggering Event” occurs, we will be required to offer to purchase the Notes from the holders at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest unless we have exercised our option to redeem the Notes.

Certain Covenants	The indenture governing the Notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes—Covenants.”

Trustee	U.S. Bank National Association.

Use of Proceeds	We intend to apply the net proceeds of the offering towards the funding of our $750 million share repurchase program and otherwise for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investment in the Notes involves substantial risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended August 28, 2010.

Further Issuances	We may create and issue further notes ranking equally and ratably with the Notes in all respects, so that such further notes shall constitute and form a single series with the Notes and shall have the same terms as the Notes.

Summary Financial Data

The following unaudited summary financial data for each of the three years in the period ended August 28, 2010 have been derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, and are included in our Annual Report on Form 10-K for the year ended August 28, 2010, incorporated by reference in this prospectus supplement. The following unaudited summary consolidated financial data as of November 27, 2010, and for the quarters ended November 27, 2010, and November 28, 2009, have been derived from our unaudited condensed consolidated financial statements, and are included in our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010, incorporated by reference in this prospectus supplement. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended August 28, 2010, and our unaudited condensed consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010. The historical results are not necessarily indicative of the results to be expected in any future periods.

Consolidated Statements of Income Data:

	Quarter Ended		Years Ended
	November 27, 2010	November 28, 2009	August 28, 2010	August 29, 2009	August 30, 2008
	(in thousands)
Net sales	$1,996,941	$1,822,906	$7,866,971	$7,400,606	$6,983,628

Cost and expenses:
Cost of sales	1,277,376	1,164,684	5,058,971	4,822,401	4,637,826
Selling, general and administrative	597,983	548,551	2,232,402	2,120,936	1,980,496

Cost of sales and operating expenses	1,875,359	1,713,235	7,291,373	6,943,337	6,618,322

Operating profit	121,582	109,671	575,598	457,269	365,306
Interest income	387	395	1,597	6,595	11,042
Interest expense	3,518	3,335	13,337	12,939	14,586

Income before income taxes	118,451	106,731	563,858	450,925	361,762
Income taxes	44,136	39,110	205,723	159,659	128,689

Net income	$74,315	$67,621	$358,135	$291,266	$233,073

Consolidated Balance Sheet Data:

	November 27, 2010	August 28, 2010	August 29, 2009
	(in thousands)
Cash and cash equivalents	$84,621	$382,754	$438,890
Working capital	397,726	605,721	686,723
Total assets	2,741,119	2,982,057	2,877,802
Long-term debt	233,800	250,000	250,000
Shareholders’ equity	1,229,268	1,421,554	1,440,060

Ratio of Earnings to Fixed Charges:

	Quarter Ended November 27, 2010	Years Ended
		August 28, 2010	August 29, 2009	August 30, 2008
Ratio of earnings to fixed charges	4.4x	5.2x	4.5x	3.9x

RISK FACTORS

The Company has set forth risk factors in its most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement. We have also set forth below certain additional risk factors that relate specifically to the Notes. Investing in the Notes involves risks. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement.

Risks Relating to the Notes

The Notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact the holders of the Notes.

The Company and its subsidiaries are not restricted under the terms of the Notes or the indenture governing the Notes from incurring additional debt. Although the indenture governing the Notes limits our ability to issue secured debt without also securing the Notes and to enter into sale and leaseback transactions, these limitations are subject to a number of exceptions. See “Description of the Notes—Covenants.”

The Company depends on its subsidiaries to service its indebtedness.

The Company’s principal assets are the shares of stock of its subsidiaries. The Company derives substantially all of its cash flow and income from its subsidiaries. Accordingly, in paying the principal of, interest on, and any other amounts with respect to its indebtedness, the Company will rely on cash flows generated by its subsidiaries and any dividends paid by its subsidiaries. Our subsidiaries’ ability to pay dividends may be subject to their having net income and paid-in capital, and to other restrictions under applicable laws. In the future, there may be financial or other agreements that impose restrictions on our subsidiaries’ ability to pay intra-group receivables, principal, interest and dividends to us, which would affect the Company’s ability to repay the Notes.

Our ability to repurchase the Notes upon a change of control may be limited.

We are required under the indenture governing the Notes to make an offer to repurchase the Notes upon a change of control. See “Description of Notes—Offer to Purchase upon Change of Control Triggering Event.” We may not be able to pay the repurchase price for your Notes at that time because we may not have sufficient funds available. In addition, the terms of our other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt. We may not have sufficient financial resources to purchase all of the Notes that holders tender to us in connection with an offer to repurchase.

The Notes are a new issue of securities, and the trading market for the Notes may be limited.

The Notes will be new securities for which there is no established trading market. We cannot assure you that any liquid market will develop for the Notes. We do not intend to apply for a listing of the Notes on any securities exchange or to arrange for quotation on any automated dealer system. Although the underwriters have informed us that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market-making at any time without notice, in their sole discretion. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the Notes.

Our credit ratings may not reflect all risks of your investment in the Notes.

The credit ratings assigned to the Notes are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There can be no assurance that credit ratings will remain in effect or that a rating will not be lowered, suspended or withdrawn by the rating agency if, in the rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

The Notes offered hereby will be unsecured and effectively subordinated to any future secured indebtedness.

The Notes are not secured by any of our assets. Any claims of future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the Notes with respect to those assets. The indenture governing the Notes will permit us to incur additional secured indebtedness in the future. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that is effectively senior to the Notes will be entitled to be paid in full from the assets securing such indebtedness before any payment may be made with respect to the Notes. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to the holders of the Notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the Notes. The definition of the term “Change of Control Triggering Event” (as defined in “Description of Notes—Offer to Purchase upon Change of Control Triggering Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could affect the value of your Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your Notes prior to their maturity.

Furthermore, the indenture for the Notes does not, among other things:

•	require us to maintain any specified financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	limit the ability of our subsidiaries to service our other indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

USE OF PROCEEDS

We intend to apply the net proceeds of the offering towards the funding of our $750 million share repurchase program and otherwise for general corporate purposes.

CAPITALIZATION

The table below sets forth our consolidated capitalization at November 27, 2010, on an actual basis and as adjusted to give effect to the issuance of the Notes offered hereby.

You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	November 27, 2010
	Actual	As Adjusted(1)
	(amounts in thousands except per share and share amounts)
Long-term debt:
Senior Notes due 2015	$233,800	$233,800
5.00% Notes offered hereby	—	300,000
Shareholders’ equity:
Preferred stock, $1.00 par; authorized and unissued 500,000 shares	—	—
Common Stock, $0.10 par; authorized 600,000,000 shares; issued 147,022,608 shares; and outstanding 126,384,955 shares	14,702	14,702
Capital in excess of par	255,971	255,971
Retained earnings	1,720,400	1,720,400
Accumulated other comprehensive loss	(8,494)	(8,494)
Less: common stock held in treasury, at cost (20,637,653 shares)	(753,311)	(753,311)

Total shareholders’ equity	1,229,268	1,229,268

Total long-term debt and shareholders’ equity	$1,463,068	$1,763,068

(1)	As adjusted for the sale of $300,000,000 of the 5.00% Notes offered hereby, without deducting the underwriting discount or expenses related to this offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Quarter Ended November 27, 2010	Fiscal Year
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	4.4x	5.2x	4.5x	3.9x	4.3x	3.9x

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and the portion of rental expense under operating leases deemed to be the equivalent of interest.

DESCRIPTION OF THE NOTES

We will issue the $300,000,000 aggregate principal amount of 5.00% senior notes due February 1, 2021 (the “Notes”) under an Indenture to be dated as of the date on which the Notes are originally issued under the Indenture between us and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture to be dated as of the date on which the Notes are originally issued under the Indenture. As used in this section, all references to the “Indenture” mean the Indenture as supplemented by the First Supplemental Indenture. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture and does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

In this section, “we,” “our” and “us” mean Family Dollar Stores, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

We will issue Notes in an aggregate principal amount of $300,000,000 in this offering. The Notes will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will mature on February 1, 2021.

The Notes will bear interest at 5.00% per annum from January 28, 2011, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the January 15 or July 15 immediately preceding the respective interest payment on February 1 or August 1 of each year, respectively, commencing August 1, 2011. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Indenture does not limit the aggregate principal amount of debt securities we may issue thereunder. We may, from time to time, without notice to or the consent of the holders of the Notes:

•

create and issue additional debt securities ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with the Notes and will otherwise have the same terms as the Notes; or

•	provide for the issuance of other debt securities under the Indenture in addition to the $300,000,000 aggregate principal amount of the Notes.

The Notes are not entitled to any mandatory redemption or sinking fund payments.

The Notes are our obligations exclusively. Our operations are conducted primarily through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the Notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The Notes are not currently guaranteed by any of our subsidiaries. The Indenture allows us the flexibility to have any or all of our subsidiaries guarantee our obligations under the Notes, or to terminate any such guarantee (subject to certain conditions), without the consent of the holders of the Notes. We do not currently plan on having any of our subsidiaries guarantee our obligations under the Notes. See “Risk Factors—Risks Relating to the Notes.”

Ranking

The Notes will be our senior unsecured obligations and will not be guaranteed by any of our subsidiaries. The Notes will rank:

•	equal in right of payment to any of our current and future senior unsecured indebtedness;

•	senior in right of payment to any of our future subordinated indebtedness;

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations); and

•	effectively subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The Notes and the Indenture do not limit our ability to incur additional unsecured indebtedness. We may incur substantial additional amounts of unsecured indebtedness in the future.

Optional Redemption

At any time and from time to time, the Notes are redeemable, as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of interest and principal on the Notes (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 30 basis points, plus, in either case, accrued and unpaid interest to, but not including, the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date (A) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us after consultation with the Trustee; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means each of (1) Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date for the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the Notes, we will deposit with a paying agent, or the Trustee, funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such Notes to be redeemed on that redemption date. If fewer than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the Trustee by such method as the Trustee deems fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

Offer to Purchase upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the Notes, unless we have exercised our option to redeem the Notes as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event with respect to the Notes and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event with respect to the Notes occurs (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, subject to applicable law:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of such Notes or portions of such Notes being repurchased.

We will publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements under the Indenture for a Change of Control Offer and purchases all notes validly tendered and not withdrawn pursuant to such offer to purchase.

For purposes of the change of control offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person (other than us or one of our Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially any securities, (A) tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (B) if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(2)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more persons (other than to us or one of our Subsidiaries); provided, however, that none of the circumstances in this clause (2) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction;

(3)	we consolidate with, or merge with or into, any person or any person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

(4)	the adoption of a plan relating to our liquidation or dissolution; or

(5)	the first day on which a majority of the members of our board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company (i.e., a parent company) and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the Notes were issued, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means each of Moody’s and S&P and, if either Moody’s and S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) and which is reasonably acceptable to the Trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means, with respect to Notes, the rating on such Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other business entity of which more than 50% of the outstanding voting stock (or equivalent equity interest) is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, the term “Subsidiary” means our direct or indirect Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Limitation on Liens

The Indenture provides that we will not, and will not permit any of our Subsidiaries to, create, incur, issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than deposit accounts, inventory, accounts receivable or the proceeds thereof), without making effective provision to secure all of the Notes, equally and ratably with any and all other Indebtedness secured thereby, so long as any of such other Indebtedness shall be so secured. The foregoing restriction does not apply to:

(1)	Liens on any property (or the proceeds of any property) acquired, constructed or improved by us or any Subsidiary after the date of the Indenture which are created or assumed contemporaneously with or within one year after its acquisition, or completion of construction or improvement, or within one year thereafter pursuant to a firm commitment for financing arrangements entered into within that one-year period to secure or provide for the payment of the purchase price or cost thereof; provided that the aggregate principal amount of Indebtedness secured by such Liens will not exceed the lesser of (x) the cost of the property or assets so acquired, constructed or improved or (y) the fair market value of such property (as determined in good faith by one or more of our officers to whom authority to enter into the transaction has been delegated by our board of directors); or in addition to Liens contemplated by clauses (2) and (3) below, Liens existing on any property at the time of acquisition thereof;

(2)	Liens existing on any property at the time of acquisition thereof from a Person merged or consolidated with or into us or a Subsidiary; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(3)	Liens on property of any Person existing at the time it becomes a Subsidiary;

(4)	Liens to secure Indebtedness of a Subsidiary owed to us or our Indebtedness or Indebtedness of a Subsidiary owed to another Subsidiary;

(5)	Liens consisting solely of encumbrances, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purpose;

(6)	Liens in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7)	any Lien existing on the date of the Indenture; or

(8)	Liens for the sole purpose of extending, renewing, replacing or refinancing Indebtedness secured by any Lien referred to in the foregoing clauses (1) to (7), inclusive; provided, however, that the principal amount of Indebtedness secured by that Lien shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, replacement or refinancing, and that such extension, renewal, replacement or refinancing shall be limited to the property that secured the Lien so extended, renewed, replaced or refinanced (plus improvements on such property).

The foregoing limitation on liens shall not apply to the issuance, assumption or guarantee by us or any Subsidiary of Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Indebtedness of us and our Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) that would otherwise be subject to the foregoing restrictions and the Value of Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions that, if such Sale and Leaseback Transaction had been a Lien, would have been permitted under clause (1) above and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with clause (2) under “—Limitation on Sale and Leaseback Transactions”), does not at the time of determination exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

The Indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction unless the net proceeds of the sale of the assets to be leased are at least equal to their fair market value in connection with the acquisition of, and construction of any improvements on, the property or asset to be leased and:

(1)	we or our Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property or asset to be leased without equally and ratably securing the Notes, pursuant to clauses (1) and (2) under “—Limitation on Liens”; or

(2)	we or our Subsidiary shall, within 180 days of the effective date of any such arrangement (or, in the case of clause (b) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 180-day period) apply an amount equal to the proceeds from such Sale and Leaseback Transaction relating to such property or asset to:

(a)	the payment or other retirement of Indebtedness incurred or assumed by us or any Subsidiary that ranks senior to or equal with the Notes (other than Indebtedness owned or held by us or any Subsidiary); or

(b)	the purchase of other property or assets.

Notwithstanding the foregoing, we and our Subsidiaries may enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, the Value of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions that, if such Sale and Leaseback Transaction had been a Lien, would have been permitted under clause (1) under “—Limitation on Liens” and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with the foregoing clause (2)), together with all our Indebtedness and Indebtedness of our Subsidiaries secured by Liens (not including Liens permitted under the exceptions described in clauses (1) to (8) under “—Limitation on Liens”) that would otherwise be subject to the restriction under “—Limitation on Liens,” does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale or Conveyance of Assets

The Indenture provides that we may not consolidate or merge with or into any other Person or convey or transfer our properties and assets substantially as an entirety to any Person, unless:

(1)	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

(2)	the successor Person (if not us) shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by a supplemental Indenture reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and the performance of the covenants in the Indenture on our part; and

(3)	we deliver specific certifications and documents to the trustee.

In the case of any consolidation, merger, conveyance or transfer, the successor Person will succeed to and be substituted for us as obligor on the Notes, with the same effect as if it had been named in the Indenture as the obligor.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total of all assets appearing on the consolidated balance sheet of us and our Subsidiaries, less: (A) current liabilities; (B) intangible assets, including without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and (C) appropriate adjustments on account of minority interests of other Persons holding capital stock in any of our Subsidiaries.

“GAAP” means accounting principles generally accepted in the United States.

“Indebtedness” means, with respect to any Person at any time of determination, without duplication, the amount which in conformity with GAAP should then be shown on the balance sheet of such Person as a liability in respect of (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued by such Person, (d) all obligations of such Person for the deferred purchase price of property not constituting a current liability, (e) all Capital Lease Obligations of such Person, (f) net obligations of such Person in respect of interest rate protection agreements, (g) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (h) all guarantees by such Person of Indebtedness of others and (i) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, but excluding:

(a) any attachment or judgment lien;

(b) liens for taxes, assessments or governmental charges that are not yet due and payable or the payment of which is not at the time required; provided, that payment of a tax, assessment or governmental charge shall be deemed for this purpose not to be required if the amount, applicability or validity thereof is contested by us or a Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on the books of such Person or the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of us and our subsidiaries taken as a whole;

(c) (i) liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens for sums not yet due and payable), (ii) liens, deposits and pledges to secure the performance of bids, tenders, leases, or trade contracts, (iii) liens to secure statutory obligations (including obligations under workers’ compensation, unemployment insurance and other social security legislation) and under liability insurance, (iv) liens to secure surety or appeal bonds or performance bonds, (v) other liens incurred in the ordinary course of business and not in connection with the borrowing of money or (vi) liens securing letters of credit that are issued to secure any of the foregoing obligations described in this clause (c); and

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of us or any of our Subsidiaries, on liens incidental to minor survey exceptions and the like, provided that such liens do not, in the aggregate, materially detract from the value of such property.

“Person” means any individual, corporation, partnership, joint venture, joint-stock company, limited liability company or other unincorporated organization or government or any agency or political subdivision thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to us or any Subsidiary of any property or asset (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a Subsidiary or between Subsidiaries), which property or asset has been or is to be sold or transferred by us or such Subsidiary to such Person.

“Value” means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction and (2) the sum of all of our costs or the sum of all costs of any Subsidiary incurred in connection with the acquisition of such property and the construction of any improvements thereon, as determined in good faith by us or such Subsidiary at the time of entering into such Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

Events of Default

The following are events of default under the Indenture with respect to the Notes:

•	we fail to pay interest when due and such failure continues for 30 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the Notes;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the Notes;

•

we fail to observe or perform any other covenant or agreement contained in the Notes or the Indenture (including our agreement to pay the purchase price of any Notes we are required to purchase as described under “—Offer to Purchase upon Change of Control Triggering Event), other than a covenant or agreement specifically relating to securities issued under the Indenture other than the Notes, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding notes of all of the affected series; and

•	certain events of bankruptcy or insolvency occur with respect to us or any Material Subsidiary (as defined below), whether voluntary or not.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the us or any Material Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of all Notes immediately due and payable.

The holders of a majority in principal amount of the outstanding Notes may waive any past default with respect to the Notes and its consequences. Such a waiver will eliminate the default.

Unless otherwise specified in the Indenture, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture unless the holders of the Notes have offered the trustee reasonable indemnity against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding Notes affected by an event of default will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the Notes, provided that:

•	such direction is not in conflict with any law or the Indenture or unduly prejudicial to the rights of holders of any other series of notes outstanding under the Indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of the Notes will only have the right to institute a proceeding under the Indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to the Notes, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	in the case of an event of default, the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered reasonable indemnity to the trustee to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding Notes within 60 days of receiving the written notice of an event of default.

“Material Subsidiary” means, at any time, any Subsidiary of us that, together with all other Subsidiaries of such Subsidiary, accounted for more than (a) five percent of the consolidated assets of us and our Subsidiaries as of the most recent date for which we have filed financial statements in an annual report on Form 10-K, or (b) five percent of the consolidated revenues of us and our Subsidiaries for the most recent year for which we have filed financial statements on Form 10-K.

Modification of Indenture; Waiver

Without the consent of any holder of the Notes, we and the trustee may change the Indenture:

•	to fix any ambiguity, defect or inconsistency in the Indenture;

•	to effect the assumption of a successor corporation of our obligations under the Indenture and the outstanding Notes;

•	to add to our covenants for the benefit of the holders of the Notes under the Indenture or surrender any right or power we have under the Indenture;

•	to change anything that does not materially adversely affect the interests of any holder of the Notes; and

•	to effect certain other limited purposes described in the Indenture.

The rights of holders of the Notes may be changed by us and the trustee with the written consent of the holders of a majority of the principal amount of the Notes. However, the following changes may only be made with the consent of each holder of the Notes:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption; or

•	reducing the percentage of the Notes.

Satisfaction and Discharge

We may be discharged from our obligations under the Indenture when all of the Notes not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and we deposit with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the Notes.

Governing Law

The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

U.S. Bank National Association will serve as trustee under the Indenture. U.S. Bank National Association and/or its affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities.

Book-Entry System

DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Individual certificates in respect of the Notes will not be issued in exchange for a global security certificate, except in very limited circumstances. If the depositary notifies us that it is unwilling or unable to continue as a depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the Notes represented by the global securities certificate upon delivery of such global securities certificate for cancellation.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the Notes or the Indenture.

All payments on the Notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to initial holders of the Notes. The summary is limited to holders that purchase Notes in the initial offering for cash at their issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and that hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment). The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, foreign persons (except to the extent specifically provided below), tax-exempt organizations, expatriates and certain former citizens or long-term residents of the U.S., persons holding Notes as part of a straddle, “synthetic security” or other integrated investment, persons deemed to sell the Notes under the constructive sale provisions of the Code, or U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, nor does it address alternative minimum taxes or state, local, or foreign taxes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partnership considering a purchase of the Notes, and partners in such a partnership, should consult their own tax advisers regarding the tax consequences to them of the purchase, ownership and disposition of the Notes.

This summary is based upon the Code, Treasury regulations, IRS rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. As a result, the IRS could disagree with portions of this discussion.

Persons considering a purchase of the Notes should consult their own tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Consequences to U.S. Holders

The following discussion summarizes certain U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, in each case that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Payments or Accruals of Interest

Payments or accruals of interest on a Note will be taxable to U.S. holders as ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).

Sale, Exchange, Redemption or Other Disposition of the Notes

When a U.S. holder disposes of a Note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction

(less any accrued interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and the holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally equal the cost of the Note to the holder.

The gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a Note will generally be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or other disposition of a Note will be long-term capital gain or loss if the holder held the Note for more than one year on the date of disposition. Capital gains recognized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the Notes or proceeds received from the sale of the Notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

Consequences to Non-U.S. Holders

The following discussion summarizes certain U.S. federal income and estate tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Payments of Interest

Payments of interest on the Notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•

the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

the non-U.S. holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements; and

•

the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment).

If a non-U.S. holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

Sale, Exchange, or Redemption

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the Notes will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, where a tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Estate Tax

A Note will generally not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that the holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and, at the time of the holder’s death, payments of interest on the Note would not have been effectively connected with the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding or information reporting relating thereto with respect to payments of interest on the Notes if the non-U.S. holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds of a sale of the Notes by a non-U.S. holder made within the United States or conducted through certain United States financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, among the underwriters and us, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name.

Underwriters	Principal Amount of 2021 Notes
Morgan Stanley & Co. Incorporated	135,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	67,500,000
Wells Fargo Securities, LLC	67,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	10,500,000
U.S. Bancorp Investments, Inc.	10,500,000
Fifth Third Securities, Inc.	4,500,000
Morgan Keegan & Company, Inc.	4,500,000

Total	$300,000,000

The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this prospectus supplement. The underwriters may offer such Notes to selected dealers at the public offering price minus a selling concession of up to 0.40% of the principal amount of the Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.20% of the principal amount of the Notes. After the initial public offering, the underwriters may change the public offering price and other selling terms.

The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $1.3 million.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Each of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and their affiliates may act as our agent or counterparty in one or more stock repurchases effected by us under our existing stock repurchase program, pursuant to which we may repurchase our common stock through open market repurchases, privately negotiated transactions, accelerated share repurchase transactions and/or other transactions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of Notes to the public in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended August 28, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Family Dollar Stores, Inc.

Senior

Debt Securities

Family Dollar Stores, Inc. from time to time may offer to sell senior debt securities. The senior debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described in a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2011.

We are responsible for the information contained and incorporated by reference in this prospectus, the applicable prospectus supplement, and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus and the applicable prospectus supplement are an offer to sell only the senior debt securities described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, the applicable prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell senior debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the senior debt securities we may offer. Each time we offer the debt securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the senior debt securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Family Dollar,” “we, “us,” our” and the “Company” each refers to Family Dollar Stores, Inc., unless the context indicates otherwise.

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may provide such information or add, update or change the information contained in this prospectus by means of (a) post-effective amendment to the registration statement of which this prospectus is a part, (b) filings we make with the SEC that are incorporated by reference into this prospectus or (c) any other method as may then be permitted under applicable law, rules or regulations. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, or the “Securities Act.” As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Financial and other information can also be accessed through our website at www.familydollar.com, where we make available, free of charge, copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Corporate Secretary

Family Dollar Stores, Inc.

P.O Box 1017

Charlotte, NC 28201-1401

(704) 849-7427

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus are forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties including, but not limited to, those listed under the heading “Risk Factors” in of our Annual Report on Form 10-K. These forward-looking statements address, among other things, our plans, activities or events which we expect will or may occur in the future and may include express or implied projections of revenue or expenditures; statements of plans and objectives for future operations, growth or initiatives; statements of future economic performance, including but not limited to, investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases; or statements regarding the outcome or impact of pending or threatened litigation. These forward-looking statements may be identified by the use of the words “believe,” “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and other similar terms and expressions. Various risks, uncertainties and other factors may cause our actual results to differ materially from those expressed or implied in any forward-looking statements. Factors, uncertainties and risks that may result in actual results differing from such forward-looking information include, but are not limited to, those discussed throughout this prospectus, or in other filings or statements made by us. All of the forward-looking statements in this prospectus and other documents or statements are qualified by these and other factors, risks and uncertainties.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including, without limitation, those stated in our SEC reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors.”

You should not place undue reliance on the forward-looking statements included in this prospectus. We assume no obligation to update any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our other reports and documents filed with the SEC.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.” This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally included in this prospectus or any document incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended August 28, 2010, filed with the SEC on October 26, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010, filed with the SEC on January 5, 2011; and

•	our Current Reports on Form 8-K dated September 10, 2010, September 29, 2010 (other than Item 2.02), October 6, 2010, October 15, 2010, November 17, 2010, and January 25, 2011.

All documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus. We will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus, unless and only to the extent specified in that report.

FAMILY DOLLAR STORES, INC.

We operate a chain of more than 6,800 general merchandise retail discount stores in 44 states, providing primarily low- and middle-income consumers with a selection of competitively priced merchandise in convenient neighborhood stores. Our merchandise assortment includes consumables, home products, apparel and accessories, and seasonal and electronics. We sell merchandise at prices that generally range from less than $1 to $10.

We opened our first Family Dollar store in Charlotte, North Carolina, in 1959. In subsequent years, we opened additional stores and organized separate corporations to operate these stores. Family Dollar Stores, Inc. was incorporated in Delaware in 1969, and all then-existing corporate entities became its wholly-owned subsidiaries.

We are a Delaware corporation, with executive offices located at 10401 Monroe Road, Matthews, North Carolina, 28105. Our telephone number is (704) 847-6961.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds from the sale of the debt securities described in this prospectus for general corporate purposes, which may include, but are not limited to: repurchasing our common stock; funding capital expenditures; refunding, repurchasing or retiring upon maturity or redeeming our existing debt; financing working capital needs; and funding acquisitions. When a particular series of debt securities is offered, the accompanying prospectus supplement will set forth our intended use for the net proceeds received from the sale of those specific debt securities. Pending application for specific purposes, the net proceeds may be invested in cash and cash equivalents and marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Quarter Ended November 27, 2010	Fiscal Year
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	4.4x	5.2x	4.5x	3.9x	4.3x	3.9x

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and the portion of rental expense under operating leases deemed to be the equivalent of interest.

DESCRIPTION OF DEBT SECURITIES

We may offer senior unsecured general obligations, which we refer to as the “debt securities” in this prospectus. The debt securities will be issued from time to time under an indenture and applicable supplemental indenture, if any, with respect to any series of debt securities, between us and U.S. Bank National Association, as trustee. The indenture and any supplemental indenture are technical documents with terms that have defined meanings. A prospectus supplement will contain a summary of the indenture and any applicable supplemental indenture. We urge you to read the indenture, any applicable supplemental indenture and the accompanying prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The form of indenture is filed as an exhibit to this registration statement.

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.

General

The debt securities will be our direct unsecured general obligations and will rank equally with all of our other senior and unsubordinated debt.

Because we are a company that conducts substantially all of its operations through subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officer’s certificate or a supplemental indenture. The officer’s certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officer’s certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K, which will be publicly available. The officer’s certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any deferral period;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	the date(s), if any, on which, and the price(s) at which we are obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	any provisions granting special rights to holders when a specified event occurs;

•	any events of default or covenants;

•	any special tax implications of the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000; and

•	any other terms that are not inconsistent with the indenture.

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture and any supplemental indenture. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and any supplemental indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture and any supplemental indenture at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

PLAN OF DISTRIBUTION

Any of the debt securities being offered hereby and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time:

•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to our stockholders; or

•	through a combination of any other method of sale described in the prospectus supplement.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may solicit offers to purchase directly. Offers to purchase debt securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If debt securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the debt securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any debt securities in respect of which this prospectus is being delivered, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such debt securities will be obligated to purchase all such debt securities if any are purchased, unless otherwise indicated in the applicable prospectus supplement.

We may grant to the underwriters options to purchase additional debt securities to cover over-allotments, if any, on the terms and at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto.

If a dealer is used in the sale of any debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase debt securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. We may also offer debt securities through agents in connection with a distribution to our stockholders of rights to purchase such debt securities. The terms of any such sales will be described in the prospectus supplement relating thereto.

If so indicated in the applicable prospectus supplement, debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“Remarketing Firms”) acting as principals for their own accounts or as agents for us. Any Remarketing Firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing Firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the debt securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters, dealers and Remarketing Firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and Remarketing Firms may be required to make in respect thereof.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under Regulation M and other applicable laws and regulations. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the debt securities in connection with an offering of debt securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be a new issue and will have no established trading market. We may elect to list any series of debt securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the debt securities.

Agents, underwriters, dealers and Remarketing Firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The anticipated date of delivery of debt securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the debt securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton, LLP, New York, New York, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 28, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.